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MANAGEMENT’S REPORT ON ASSESSMENT OF COMPLIANCE WITH SEC REGULATION AB SERVICING CRITERIA

Pacific Life Insurance Company (the “Asserting Party”) is responsible for assessing compliance, as of and for the year ended December 31, 2020, with the Relevant Servicing Criteria set forth in Item 1122 (d) of the SEC’s Regulation AB, specifically criteria 1122(d)(1)(v), (d)(3)(i)(a-d) and (d)(4)(vii), which management has determined to be the only applicable criteria to the activities performed by the Company with respect to the Advisor Platform (such criteria, the “Applicable Servicing Criteria”). The transactions covered by this report include all asset-backed transactions under the Securitized Commercial Mortgage Loans Operating Advisor Platform (the “Advisor Platform”), as listed in Appendix A.

The Asserting Party has used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB in order to assess the effectiveness of Pacific Life Insurance Company’s compliance with the Applicable Servicing Criteria as of and for the year ended December 31, 2020. The Asserting Party has concluded that it has complied, in all material respects, with the Applicable Servicing Criteria as of and for the year ended December 31, 2020, with respect to the Advisor Platform taken as a whole.

Deloitte & Touche LLP, an independent registered public accounting firm, has issued an attestation report for the Advisor Platform on the assessment of compliance with the Applicable Servicing Criteria as of and for the year ended December 31, 2020, as set forth in this assertion.

Pacific Life Insurance Company

/s/ John Waldeck

John Waldeck

VP Underwriting & Portfolio Management-Commercial Mortgage

February 18, 2021

PACIFIC LIFE INSURANCE COMPANY

700 Newport Center Drive, Newport Beach, California 92660-6307, Telephone (949) 219-3011

APPENDIX A

SECURITIZED COMMERCIAL MORTGAGE LOANS

OPERATING ADVISOR PLATFORM

Trust Name

Morgan Stanley Capital I Series 2012-C4